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Destination XL Group, Inc. Reports Fourth-Quarter and Fiscal Year 2014 Financial Results

+16.4% DXL Comparable Sales Increase For Fourth Quarter On Top Of +13.6% Comp Increase In Prior-Year Quarter

CANTON, Mass., March 25, 2015 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the fourth quarter and full year of fiscal 2014.

Fourth-Quarter Fiscal 2014 Highlights

•	Total comparable sales increased +8.9% versus +4.2% in prior year quarter
•	93 DXL stores, open at least 13 months, had a +16.4% comparable sales increase on top of +13.6% in the prior year quarter
•	Sales per square foot in DXL stores of $165, up 10.0% from $150 last year
•	Operating income of $2.2 million versus an operating loss of $6.5 million in the prior year quarter
•	EBITDA from continuing operations of $9.1 million versus $0.8 million in the prior year quarter

Management Comments

“We are extremely pleased with our fourth quarter results, as our DXL stores delivered for the seventh consecutive quarter a double-digit comparable sales increase,” said President and CEO David Levin. “The comparable sales increase in DXL stores this quarter was +16.4%, which is quite impressive, given that it was on top of a very strong comparable sales increase the prior year. Our results exceeded expectations on a number of measures, which we believe gives further credence to our ability to execute our transformation to the DXL store concept.

“Our strategic decision to keep Casual Male XL stores open longer in markets where we have opened new Destination XL stores is paying dividends. In these markets, we are seeing a higher rate of Casual Male customers transitioning to the Destination XL brand, and our 2014 conversion rate is up 19%. In addition, we deferred the launch of our fall marketing campaign by three weeks compared with last year, which led to a surge in holiday sales. DXL comparable store sales continued to be strong throughout January following the end of the campaign in mid-December, in part due to a successful bounce-back promotion. Meanwhile, our Destination XL customer base continues to grow, both overall and on a per-store basis. In addition to the higher conversion rate, we are seeing an increase in our end-of-rack customers, who now make up 45% of our bottoms business. All of these factors have driven our sales per square foot to $165 at the end of Q4, compared with $150 a year ago.

“Going forward, we are focused on our plans to open 40 more DXL stores in fiscal 2015, continuing to drive sales per square foot in our stores and growing EBITDA,” Levin concluded.

Fourth-Quarter and Full-Year Fiscal 2014 Results

Sales

For the fourth quarter of fiscal 2014, total sales increased to $119.6 million from $107.7 million in the fourth quarter of fiscal 2013. The increase of $11.9 million in total sales was the result of an increase in sales at DXL stores of $12.0 million. On a comparable basis, total transactions in the Company’s DXL stores were up 13.9% over the prior-year fourth quarter. The Company is seeing increases in store traffic as well as improved conversion of store traffic to top-line sales, both of which contributed to an overall increase in transactions.

For fiscal 2014, total sales increased 7.1% to $414.0 million, compared with $386.5 million for fiscal 2013. The increase of $27.5 million was primarily due to an increase in sales from DXL stores of $30.7 million, partially offset by a decrease in sales from closed Casual Male XL and Rochester stores. A 13.7% increase from the 93 comparable DXL stores drove an overall comparable sales increase of 6.4% for fiscal 2014.

Gross Margin

For the fourth quarter of fiscal 2014, gross margin, inclusive of occupancy costs, was 47.9% compared with gross margin of 44.8% for the fourth quarter of fiscal 2013. The increase of 310 basis points was the result of a 370-basis-point decrease in occupancy costs and a 60-basis-point decrease in merchandise margins. The decrease in occupancy costs was primarily the result of a $2.5 million gain recognized in the fourth quarter of fiscal 2014 due to the early termination of the San Francisco Rochester store lease.

Gross margin for fiscal 2014 was 45.9%, compared with 45.6% for fiscal 2013. The increase of 30 basis points for fiscal 2014 from fiscal 2013 was driven by a decrease of 130 basis points in occupancy costs, which was partially offset by a decrease in merchandise margins of 100 basis points. The 130-basis-point improvement in occupancy costs as a percentage of sales is primarily due to the early lease termination payment discussed above.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2014 were 40.3% of sales, compared with 44.1% in the fourth quarter of fiscal 2013. On a dollar basis, SG&A expense increased $0.7 million from the same quarter a year ago. This increase was primarily due to deferring the national advertising campaign three weeks into the fourth quarter of fiscal 2014, as well as an increase in payroll costs for 40 new DXL stores.  These increases were partially offset by the fact that the fourth quarter of fiscal 2013 also included a charge of approximately $2.3 million for severance costs.

SG&A expenses for fiscal 2014 were 42.2%, compared with 43.7% for fiscal 2013. On a dollar basis, SG&A expenses for fiscal 2014 increased $5.7 million, or 3.4%, to $174.8 million, compared with SG&A expenses of $169.1 million in fiscal 2013. The increase in SG&A expenses of $5.7 million is principally due to a greater number of DXL stores open in fiscal 2014 compared with fiscal 2013 and, to a lesser extent, increased store payroll to support the return to standard hours in the Company’s Casual Male XL stores.  Also contributing was an increase in incentive accruals and stock compensation expense, partially offset by a decrease in marketing costs compared with fiscal 2013.

DXL Transition Costs

The results for the fourth quarter of fiscal 2014 include DXL transition costs of approximately $2.2 million. These transition costs include $0.8 million of pre-opening occupancy costs and lease exit costs, $1.2 million of SG&A expenses related to pre-opening payroll, training and store operations and $0.2 million related to trademark amortization. Results for the fourth quarter of fiscal 2013 included DXL transition costs of approximately $2.9 million.

For fiscal 2014, total transition costs were $7.8 million, compared with $11.2 million for fiscal 2013. The decrease of $3.4 million is due to a reduction in lease termination costs and store closing costs associated with closing fewer Casual Male XL stores in fiscal 2014.

Discontinued Operations

In the fourth quarter of fiscal 2014, the Company discontinued its direct business with Sears Canada.  Accordingly, all operating results for the Company’s direct business with Sears have been reclassified to discontinued operations for all periods. In the second quarter of fiscal 2014, the Company announced its intention to exit this business and recorded a charge of approximately $0.8 million, which is reflected in the loss from discontinued operations for fiscal 2014.

EBITDA from Continuing Operations (a Non-GAAP measure)

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations for the fourth quarter of fiscal 2014 were $9.1 million, compared with $0.8 million for the fourth quarter of fiscal 2013. The improvement was primarily driven by an increase in sales from the same quarter the prior year.

For the full year of fiscal 2014, EBITDA from continuing operations more than doubled to $15.2 million from $7.3 million for fiscal 2013.

Net Income (Loss)

Net income for the fourth quarter of fiscal 2014 was $1.6 million, or $0.03 per diluted share, compared with a net loss of $(55.1) million, or $(1.14) per diluted share, for the fourth quarter of fiscal 2013. Fiscal 2013 included a charge of $51.3 million to establish a full valuation allowance against the Company’s deferred tax assets, and charges for executive severance and an asset impairment. On a non-GAAP basis, excluding the severance and impairment charges in fiscal 2013 and assuming a normal tax rate for fiscal 2014 and fiscal 2013, adjusted income from continuing operations was $0.02 per share, versus an adjusted loss from continuing operations of $(0.04) per share for the fourth quarter of fiscal 2013.

The net loss for fiscal 2014 was $(12.3) million, or $(0.25) per diluted share, compared with a net loss of $(59.8) million or $(1.23) per diluted share for fiscal 2013. On a non-GAAP basis, excluding the severance and impairment charges in fiscal 2013 and assuming a normal tax rate for fiscal 2014 and fiscal 2013, the adjusted loss from continuing operations was $(0.13) per share for fiscal 2014, compared with $(0.14) per share for fiscal 2013.

Cash Flow

Cash flow generated from operations for fiscal 2014 was $13.8 million, compared with $24.9 million for fiscal 2013. After capital expenditures, cash flow for fiscal 2014 improved by $2.1 million to $(27.1) million from $(29.2) million for fiscal 2013. Capital expenditures for fiscal 2014 were $40.9 million, including $30.4 million for DXL store construction and $7.1 million in technology improvements and omni-channel initiatives, compared with $54.1 million for fiscal 2013. All capital expenditures are subject to ROIC hurdles.

Non-GAAP measures

EBITDA from continuing operations, adjusted income (loss) from continuing operations, adjusted income (loss) from continuing operations per diluted share and free cash flow are non-GAAP financial measures.  Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the table below.

Balance Sheet & Liquidity

At January 31, 2015, the Company had cash and cash equivalents of $4.6 million. Total debt at January 31, 2015 consisted of $19.4 million outstanding under the Company’s credit facility and approximately $34.1 million outstanding under its term loan and equipment financing notes. At January 31, 2015, the Company had $77.9 million of excess availability under its credit facility.

Inventory was $115.2 million at January 31, 2015, compared with $105.6 million at the end of fiscal 2013. The $9.6 million increase from the fourth quarter last year is primarily due to timing of inventory receipts and the higher mix of branded product due to having more DXL stores open. Clearance inventory represented 8.4% of total inventory in the fourth quarter of 2014, compared with 10.3% of total inventory in the fourth quarter of 2013.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

Year End 2012	Year End 2013	Year End 2014	Year End 2015E

	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Destination XL	48	475	99	915	138	1,179	178	1,460
Casual Male XL Retail	297	1,067	198	713	157	557	124	438
Casual Male/DXL Outlets	55	174	52	167	50	165	45	146
Rochester Clothing	12	108	10	88	8	74	5	56
Total	412	1,824	359	1,883	353	1,975	352	2,100

Update on the DXL Rollout

The Company expects to open 40 DXL stores in fiscal 2015 and another 30 DXL stores in fiscal 2016. By the end of fiscal 2016, the Company will have opened approximately 210 new DXL stores and will have closed or converted most of its Casual Male XL stores. Following fiscal 2016, the pace of new DXL store openings will be approximately 20 per year for the next several years.

The Company anticipates that fiscal 2015 will be a transformational year with respect to EBITDA growth, as its DXL stores will account for almost 70% of the Company’s total retail square footage and its operational leverage will continue to increase. Below, the Company is providing detailed guidance for fiscal 2015, which includes sales in the range of $438.0 to $443.0 million and EBITDA in the range of $19.0 to $23.0 million. Although the Company is not yet prepared to provide detailed guidance for fiscal 2016, the current outlook for fiscal 2016 is sales of approximately $470.0 million and EBITDA of approximately $35.0 million. This outlook is based on a much larger sales base leveraged against a modest increase in SG&A, with a slight improvement in gross margin rates.

Fiscal 2015 Outlook

The Company expects:

•	Total sales in the range of $438.0 to $443.0 million.
•	A total comparable sales increase of approximately 5.6%.
•	Gross profit margin of approximately 45.9%.
•	SG&A costs of approximately $181.5 million.
•	Depreciation and amortization expense of approximately $28.5 million.
•	Interest expense of approximately $3.8 million.
•	EBITDA in the range of $19.0 to $23.0 million.
•	Operating margin loss of between (2.2%) and (1.2%).
•

A net loss of $(0.20) to $(0.27) per diluted share, or $(0.12) to $(0.16) per diluted share on a non-GAAP basis. This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2014 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2015 and will not recognize any income tax benefit on its operating loss in fiscal 2015.

•	To open approximately 40 DXL stores and close approximately 40 Casual Male XL and Rochester Clothing stores.
•	Capital expenditures, net of tenant allowances, of approximately $33.0 to $35.0 million.

•

Borrowings at the end of fiscal 2015 in the range of $72.0 to $76.0 million consisting of $45.3 to $49.3 million under the credit facility, a term loan of approximately $13.8 million, and equipment financing notes of approximately $12.9 million. Free cash flow in the range of $(18.5) to $(22.5) million.

Conference Call

The Company will hold a conference call to review its financial results today, Wednesday, March 25, 2015 at 9:00 a.m. ET.  To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 503-8175. Please reference conference ID: 5991277. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to free cash flow; EBITDA from continuing operations; adjusted income (loss) from continuing operations and adjusted income (loss) from continuing operations per diluted share, which are non-GAAP measures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share, income (loss) from continuing operations or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.  EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA from continuing operations is calculated as EBITDA before discontinued operations.  Adjusted income (loss) from continuing operations and adjusted income (loss) from continuing operations have been adjusted for a normal tax rate and to exclude charges for executive severance and asset impairment in fiscal 2013.  Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to long-term benefit of its omni-channel approach and its cash flows, operating and gross profit margins, sales per square foot, store counts, pace of store openings, costs, capital expenditures, borrowings, sales, EBITDA, profitability and earnings expectations for fiscal 2015 and fiscal 2016. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2014, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended		For the fiscal year ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Sales	$119,559	$107,689	$414,020	$386,495
Cost of goods sold including occupancy	62,293	59,429	224,006	210,139
Gross profit	57,266	48,260	190,014	176,356

Expenses:
Selling, general and administrative	48,212	47,485	174,814	169,062
Depreciation and amortization	6,833	7,291	24,002	20,841
Total expenses	55,045	54,775	198,816	189,903

Operating income (loss)	2,221	(6,516)	(8,802)	(13,547)

Interest expense, net	(764)	(347)	(2,132)	(1,046)

Income (loss) from continuing operations before provision for income taxes	1,457	(6,863)	(10,934)	(14,593)

Provision for income taxes	70	48,769	243	45,661

Income (loss) from continuing operations	1,387	(55,632)	(11,177)	(60,254)
Income (loss) from discontinued operations	167	485	(1,118)	468
Net income (loss)	$1,554	$(55,147)	$(12,295)	$(59,786)

Net income (loss) per share -basic and diluted
Income (loss) from continuing operations	$0.03	$(1.15)	$(0.23)	$(1.24)
Income (loss) from discontinued operations	$-	$0.01	$(0.02)	$0.01
Net income (loss) per share	$0.03	$(1.14)	$(0.25)	$(1.23)

Weighted-average number of common shares outstanding:
Basic	48,789	48,568	48,740	48,473
Diluted	49,415	48,568	48,740	48,473

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
January 31, 2015 and February 1, 2014
(In thousands)

	January 31,	February 1,
	2015	2014

ASSETS

Cash and cash equivalents	$4,586	$4,544
Inventories	115,220	105,556
Other current assets	12,809	16,341
Property and equipment, net	120,328	102,939
Intangible assets	3,308	4,393
Other assets	4,849	3,608
Total assets	$261,100	$237,381

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$99,049	$89,090
Long-term debt	34,140	16,706
Borrowings under credit facility	19,402	9,029
Deferred gain on sale-leaseback	16,119	17,585
Stockholders' equity	92,390	104,971
Total liabilities and stockholders' equity	$261,100	$237,381

GAAP TO NON-GAAP RECONCILIATION OF NET INCOME (LOSS)
(certain columns may not foot due to rounding)

	For the three months ended:				For the fiscal year ended:
	January 31, 2015		February 1, 2014		January 31, 2015		February 1, 2014
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Income (loss) from continuing operations, on a GAAP basis	$1.4	$0.03	$(55.6)	$(1.15)	$(11.2)	$(0.23)	$(60.3)	$(1.24)

Add back:
Executive severance accrual of $2.3 million, less tax benefit of $0.9 million			1.4	$0.03			1.4	$0.03
Asset impairment of $1.5 million, less tax benefit of $0.6 million			0.9	$0.02			0.9	$0.02
Charge to establish full valuation allowance for fiscal 2013	—	—	51.3	$1.05	—	—	51.3	$1.05
Actual income tax provision for fiscal 2014	0.1	—	—	—	0.2	—	—	—
Income tax (provision) benefit, assuming normal tax rate of 40% for fiscal 2014	(0.6)	$(0.01)	—	—	4.4	$0.09	—	—

Adjusted income (loss) from continuing operations, non-GAAP basis	$0.9	$0.02	$(2.0)	$(0.04)	$(6.6)	$(0.13)	$(6.7)	$(0.14)
Income (loss) from discontinued operations, GAAP basis	0.2	-	0.5	$0.01	(1.1)	(0.02)	0.5	0.01
Adjusted net income (loss), non-GAAP basis	$1.0	$0.02	$(1.6)	$(0.03)	$(7.7)	$(0.16)	$(6.2)	$(0.13)

Weighted average number of common shares outstanding on a diluted basis		49.4		48.6		48.7		48.5

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

			Projected
(in millions)	Fiscal 2014	Fiscal 2013	Fiscal 2015
Cash flow from operating activities (GAAP)	$13.8	$24.9	$18.5-$19.5
Less: Capital expenditures	(40.9)	(54.1)	(38.0)-(41.0)
Less: Store acquisitions, if applicable	—	—	—
Free Cash Flow (non-GAAP)	$(27.1)	$(29.2)	$(18.5)-$(22.5)

GAAP TO NON-GAAP RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS
(certain columns may not foot due to rounding)
	For the three months ended:		For the fiscal year ended:
(in millions)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
EBITDA from continuing operations (a Non-GAAP measure):
Net income (loss)	$1.6	$(55.1)	$(12.3)	$(59.8)
Add back:
Provision (benefit) from income taxes	0.1	48.8	0.2	45.7
Interest	0.8	0.3	2.1	1.0
Depreciation and amortization	6.8	7.3	24.0	20.8
EBITDA	$9.3	$1.3	$14.1	$7.8
Income (loss) from discontinued operations	0.2	0.5	(1.1)	0.5
EBITDA from continuing operations	$9.1	$0.8	$15.2	$7.3